NEWS RELEASE

THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: George Csolak
(314) 342-0652

FOR IMMEDIATE RELEASE

The Laclede Group Posts

Second Quarter Net Income;

Declares Dividend

ST. LOUIS, April 28, 2006 — The Laclede Group (NYSE: LG) today released its earnings report for the second quarter of its fiscal year 2006 and declared a quarterly dividend of 35½ cents per share on its common stock, payable July 3, 2006, to shareholders of record on June 9, 2006.

Net income for the quarter ended March 31, 2006, was $20.9 million this year, or $1.5 million lower than the same period last year. On an earnings-per-share basis, second quarter earnings for fiscal 2006 — which reflected a 7 cent charge related to an agreement in principle to settle a previously reported lawsuit involving SM&P Utility Resources, Inc. (SM&P) — were $.99 per share, compared to $1.07 last year.

Earnings from The Laclede Group’s core subsidiary, Laclede Gas Company, Missouri’s largest natural gas distribution utility, were down $3.5 million this year compared to the second quarter of fiscal 2005. Utility earnings were reduced by lower system sales volumes reflecting weather that was 9% warmer than last year, reduced sales of natural gas and upstream pipeline capacity outside the utility’s service area, and higher operating expenses. These decreases were partially offset by the net benefit of rate changes implemented at the utility October 1, 2005.

Net results for the second quarter of fiscal year 2006 for SM&P, Laclede Group’s unregulated underground facility locating and marking business, trailed the same period last year by $1.7 million, due primarily to a $2.5 million pre-tax charge ($1.5 million after-tax) related to the agreement in principle to settle a previously reported collective action lawsuit regarding certain employment-related claims. Excluding the effect of this charge, SM&P’s results were $.2 million less than the same quarter last year.

Laclede Energy Resources, Laclede Group’s other principal unregulated subsidiary, offers natural gas commodity services to customers within and outside of the St. Louis area. Laclede Energy Resources posted a $3.7 million increase over the same period last year as a result of increased margins caused by higher price volatility and hurricane-related regional supply/demand imbalances, as well as higher wholesale sales volumes.

Laclede Group’s net income for the six-month period ended March 31, 2006, was $47.1 million, or $8.0 million more than the same period last year. Earnings per share for the six-month period increased to $2.22 compared to $1.86 for the same period last year.

The increase in net income during the six-month period reflects improved results at both Laclede Gas Company and Laclede Energy Resources. Laclede Gas Company’s results improved due to the October 1, 2005 rate changes and increased earnings from the sale of natural gas and upstream pipeline capacity to entities outside of its traditional service area, partially offset by higher operating expenses. Laclede Energy Resources’

results for the six-month period, improved due to the same factors mentioned above. These increases were somewhat offset by the SM&P settlement charge.

Due to the seasonal nature of Laclede Gas’ business, its earnings are typically concentrated in the November through April period, which generally corresponds with the heating season. Losses typically are experienced during the non-heating season. The seasonal effect on The Laclede Group is expected to be tempered somewhat by earnings from its non-regulated subsidiaries, particularly SM&P, whose operations tend to be counter-seasonal to those of Laclede Gas.

In addition, Laclede Gas Company declared a quarterly dividend of 31¼ cents per share on Preferred Stock, Series B, and a quarterly dividend of 28½ cents per share on Preferred Stock, Series C, payable June 30, 2006, to shareholders of record June 9, 2006.

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended March 31, 2006, filed with the Securities and Exchange Commission.

UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.

(Thousands, Except Per Share Amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005

OPERATING REVENUES
Regulated
Gas distribution	$ 489,283	$ 434,996	$ 900,684	$ 726,249
Non-Regulated
Services	30,559	23,806	66,017	51,792
Gas marketing	187,733	116,607	429,065	234,786
Other	1,205	1,146	2,249	6,213
Total operating revenues	708,780	576,555	1,398,015	1,019,040

OPERATING EXPENSES
Regulated
Natural and propane gas	371,388	321,228	683,427	527,652
Other operation expenses	37,764	34,675	70,869	65,600
Maintenance	5,267	4,680	10,255	8,894
Depreciation and amortization	8,178	5,667	14,261	10,972
Taxes, other than income taxes	29,258	26,477	48,897	42,300
Total regulated operating expenses	451,855	392,727	827,709	655,418
Non-Regulated
Services	35,991	26,303	69,910	53,175
Gas marketing	178,872	113,705	411,346	229,491
Other	851	846	1,702	6,017
Total operating expenses	667,569	533,581	1,310,667	944,101
Operating Income	41,211	42,974	87,348	74,939
Other Income and (Income Deductions) – Net	1,179	(94)	2,464	1,480

Interest Charges:
Interest on long-term debt	5,643	5,643	11,286	11,551
Interest on long-term debt to unconsolidated affiliate trust	893	893	1,786	1,786
Other interest charges	3,041	1,318	5,164	2,288
Total interest charges	9,577	7,854	18,236	15,625
Income Before Income Taxes	32,813	35,026	71,576	60,794
Income Tax Expense	11,871	12,568	24,454	21,704
Net Income	20,942	22,458	47,122	39,090
Dividends on Redeemable Preferred Stock – Laclede Gas	13	15	25	30
Net Income Applicable to Common Stock	$ 20,929	$ 22,443	$ 47,097	$ 39,060

Average Number of Common Shares Outstanding	21,231	21,060	21,211	21,038
Basic Earnings Per Share of Common Stock	$ 0.99	$ 1.07	$ 2.22	$ 1.86
Diluted Earnings Per Share of Common Stock	$ 0.98	$ 1.06	$ 2.22	$ 1.85